L.B. FOSTER COMPANY
                             OUTSIDE DIRECTORS STOCK
                                   AWARD PLAN



I.       Purpose

         To compensate L.B. Foster Company's outside directors, in part, with the value of the Company's common stock and to further align the interests of the Company's outside directors with the interests of the Company's shareholders.

II.           Administration

a. Up to 120,000 shares of the Company's common stock may be issued under this Plan. The common stock so issued shall be restricted and may be either treasury stock or authorized, but previously unissued, common stock.

b. Commencing with the Company's 2003 Annual Shareholders' Meeting, each outside director elected at an annual shareholders' meeting shall be awarded 2,500 shares of the Company's common stock as of each date such outside director is elected (or re-elected).

c. This Plan shall be effective only if it is approved by the Company's shareholders at the 2003 Annual Shareholders' Meeting. This Plan shall terminate upon the earliest to occur of (a) May 30, 2012, (b) the issuance of 120,000 shares of common stock under the Plan; or (c) the termination of the Plan by the Company's Board of Directors.

III.          Outside Directors

         For the purposes of this Plan, an outside director shall be a director of the Company who is not also an employee of the Company on the date the director is elected (or re-elected) as a director of the Company at an annual shareholders' meeting.

         This stock compensation plan replaces the Company's practice, prior to January 15, 2003, of granting common stock twice a year to the Company's outside directors.



                                           Approved by the Board of  Directors
                                           of L.B. Foster Company on
                                           March 3, 2003